SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                            FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                             July 18, 1996



                       OHSL FINANCIAL CORP.

       (Exact name of Registrant as specified in its Charter)


Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification Number)


5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513) 574-3322


                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On July 18, 1996, the Registrant issued the attached press release announcing that its second quarter earnings are up 9%.


Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release, dated July 18, 1996.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      OHSL FINANCIAL CORP.



Date: July 19, 1996            By:/s/ Kenneth L. Hanauer
                                      Kenneth L. Hanauer
                                      President and Chief
                                      Executive Officer

                             SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                             OHSL FINANCIAL CORP.



Date: July 19, 1996          By:/S/ Kenneth L. Hanauer
                             Kenneth L. Hanauer
                             President and Chief Executive Officer

EXHIBIT 99.1 HEADLINE:  OHSL FINANCIAL ANNOUNCES 2ND QUARTER EARNINGS UP 9%

TEXT:
CINCINNATI, July 18/PRNewswire/ -- OHSL Financial Corp. (Nasdaq:
OHSL), the parent company of Oak Hills Savings and Loan Company, F.A., today reported earnings for the three month and six month periods ended June 30, 1996. Net income for the three months ended June 30, 1996 totaled $481,000, an increase of $40,000 or 9.1% over the same period in 1995. The earnings for the six months ended June 30, 1996 totaled 933,000, an increase of $58,000 or 6.6% from the same period in 1995. Earnings per share totaled $0.38 for the three months ended June 30, 1996 compared to $0.35 for the same period in 1995, an increase of 8.6%. For the six months ended June 30, 1996, earnings per share totaled $0.74 compared to $0.69 for the same period in 1995, an increase of 7.2%.

     Total assets at June 30, 1996 totaled $209.0 million compared to $204.1 at December 31, 1995, an increase of $4.9 million. Stockholders' equity at June 30, 1996 totaled $25.5 million, an increase of $40,000 over the December 31, 1995 equity amount. The major factors which had an impact upon the stockholders' equity in the six months ended June 30, 1996 were the Corporation's net income of 933,000, the dividends declared on the common stock of 461,000, the purchase of treasury shares acquired under the Corporation's stock repurchase plan at a cost of $431,000 and an increase in the reserve for unrealized losses on the available-for-sale securities portfolio of $223,000.

     Kenneth L. Hanauer, President and Chief Executive Officer of OHSL stated, "The second quarter of 1996 reduced solid results for OHSL. Net interest income for the quarter was up 10.5% and net income was up over 9%. The Corporation's earnings per share continue to build momentum, with EPS of $0.38 recorded in the current quarter. We are very pleased with the progress shown in our lending and deposit areas, both of which reflect solid advances throughout 1996. Our most recent dividend of $0.19 per share produces a yield of 3.8%. Our asset quality has remained very strong throughout 1996 and we are confident that this will continue. All of these items are indicative of a sound second quarter performance."

     OHSL's subsidiary, Oak Hills Savings and Loan Company, F.A. offers community banking services at its five offices, which are located in the western Cincinnati area. At June 30, 1996, the thrift held loans receivable of $149.9 million and deposits of $165.0 million and its capital was significantly in excess of all regulatory capital requirements.

     The closing price of OHSL's common stock at June 30, 1996 was $20.00. Book value per share at June 30, 1996 was $20.94. Based on these amounts, the stock was trading at 96% of its book value and at
13.5 times earnings at June 30, 1996. The annualized dividend yield was 3.80%.

                                      Three months ended June 30:


CONSOLIDATED RESULTS OF OPERATIONS           1996      1995
                                             (000)     (000)

Interest income                             3,998      3,626
Interest expense                            2,230      2,019
  Net interest income                       1,768      1,607
Provision for loan losses                       4          4
  Net interest income after provision       1,764      1,603
Noninterest income                             92        114
Noninterest expense                         1,113      1,042
  Net income before tax provision             743        675
Provision for income taxes                    262        234
  Net income                                  481        441
EARNINGS PER SHARE                          $0.38      $0.35

BOOK VALUE PER SHARE (END OF PERIOD)       $20.94     $20.27


                                        Six months ended June 30:


CONSOLIDATED RESULTS OF OPERATIONS           1996      1995
                                             (000)     (000)

Interest income                             7,915      6,980
Interest expense                            4,469      3,816
  Net interest income                       3,446      3,164
Provision for loan losses                       4          4
  Net interest income after provision       3,442      3,160
Noninterest income                            154        215
Noninterest expense                         2,164      2,036
  Net income before tax provision           1,432      1,339
Provision for income taxes                    499        464
  Net income                                  933        875

EARNINGS PER SHARE                          $0.74      $0.69


           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                             June 30    Dec. 31
                                               1996       1995
                                               (000)      (000)

Cash and cash equivalents                      7,590     14,318
Investments held to maturity                  31,698     27,843
Investments - available for sale              14,445     13,703
Loans receivable                             149,942    142,151
Other assets                                   5,362      6,061

Total assets                                 209,037    204,076

Deposits                                     165,035    159,314
Advances from Federal Home Loan Bank          16,967     17,400
Other liabilities                              1,541      1,908

Total liabilities                            183,543    178,622

Stockholders' equity                          25,494     25,454
Total liabilities and equity                 209,037    204,076
/CONTACT: Kenneth L. Hanauer, CEO, or Patrick J. Condren, CFO, of OHSL Financial Corp., 513-574-3322/
(OHSL)